Exhibit 10.2

OUTLOOK THERAPEUTICS, INC.

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of January 22, 2024 is made by and among Outlook Therapeutics, Inc., a Delaware corporation (the “Company”), and the stockholder identified on the signature page hereto (“Stockholder”), a holder of shares of common stock, $.01 par value (the “Shares”) of the Company.

WHEREAS, the Company and certain purchasers, including the Stockholder, have entered into a Securities Purchase Agreement, dated of even date herewith (the “Purchase Agreement”), which contemplates, among other items the sale of Shares and Warrants to purchase Shares to the purchasers;

WHEREAS, under the Purchase Agreement, the Company is obligated to submit to its stockholders at the 2024 Stockholder Meeting: (i) a proposal to amend the Certificate of Incorporation (the “Charter Amendment”) to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum (the “Charter Amendment Proposal”), (ii) a proposal to authorize the Board of Directors to implement a reverse stock split of the Common Stock, within a range approved by the stockholders, at the sole discretion of the Board of Directors if it deems such a reverse stock split to be necessary to maintain compliance with the continued listing requirements of the Principal Trading Market (the “Reverse Stock Split Proposal”), and (iii) a proposal to approve the issuance of the Securities under relevant Nasdaq rules (the “Nasdaq Proposal,” and together with the Reverse Stock Split Proposal and the Charter Amendment Proposal, the “Proposals”);

WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares indicated opposite the Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of the Company to enter into the Purchase Agreement, the Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Company entering into the Purchase Agreement, the Stockholder and the Company agree as follows:

1.                   Agreement to Vote Shares. The Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, with respect to any of the Proposals, the Stockholder shall:

(a)                appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b)                from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of (A) each of the Proposals; (ii) against any proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the transactions contemplated by the Purchase Agreement; and (iii) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Proposals on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.                   Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) receipt of stockholder approval of the Proposals, (b) the date after the Outside Date or (c) the mutual written agreement of the parties to terminate this Agreement. In the event of termination of this Agreement pursuant to this Section 2, this Agreement will become null and void and of no effect with no liability on the part of any party hereto; provided, however, that (i) this Section 2 and Sections 11 to 20 shall survive any such termination, and (ii) no such termination will relieve any party hereto from any liability for any fraud or intentional breach of this Agreement occurring prior to such termination.

3.                   Additional Acquisitions. The Stockholder agrees that any shares of capital stock or other equity securities of the Company that the Stockholder acquires or with respect to which the Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4.                   Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(a)                (i) the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) the Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of the Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby;

(b)                this Agreement has been duly executed and delivered by or on behalf of the Stockholder and, to the Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)                the Stockholder beneficially owns the number of Shares indicated opposite the Stockholder’s name on Schedule 1, and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares;

(d)                to the knowledge of the Stockholder, the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder and the compliance by the Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or any law, statute, rule or regulation to which the Stockholder is subject or, any bylaw or other organizational document of the Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by the Stockholder of its obligations under this Agreement in any material respect;

(e)                the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority or regulatory authority by the Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement in any material respect; and

(f)                 as of the date of this Agreement, there is no legal proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement in any material respect.

5.                   No Legal Actions. The Stockholder will not in its capacity as a stockholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any legal proceeding that (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Purchase Agreement constitutes a breach of any fiduciary duty of the Company board or directors or any member thereof.

6.                   Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

7.                   Directors and Officers.  This Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and not in the Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

8.                   Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Purchase Agreement.

9.                   Disclosure. The Stockholder hereby agrees that the Company may publish and disclose in the proxy statement for the 2024 Annual Meeting (“Proxy Statement”) and in any other Exchange Act report or other documents filed with any regulatory authority in connection with the Purchase Agreement and any related documents filed with such regulatory authority and as otherwise required by law, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Proxy Statement or in any other filing made by the Company as required by law, including with the SEC or other regulatory authority, relating to the Purchase Agreement, all subject to prior review and a reasonable opportunity to comment by Stockholder’s counsel. Prior to the Closing, the Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication without the prior written consent of the Company, provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Stockholder) that would be permitted to be taken by the Stockholder or the Company pursuant to the Purchase Agreement; provided, further, that the foregoing shall not affect any actions of Stockholder the prohibition of which would be prohibited under applicable law and shall not prohibit Stockholder or its affiliates from making any publicly-available filings required by applicable law, regulation or legal process.

10.               Notice. All notices and other communications hereunder shall be in writing and shall be given in the manner provided in Section 5.4 of the Purchase Agreement.

11.               Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

12.               Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.               No Waivers. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

14.               Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or legal proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 14, (iii) waives any objection to laying venue in any such action or legal proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or legal proceeding shall be effective if notice is given in accordance with Section 10 of this Agreement. Each party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 14 in the manner provided for notices in Section 10. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable law.

15.               Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or Legal Proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

16.               Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

17.               Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto.

18.               Fees and Expenses. Except as otherwise specifically provided herein, the Purchase Agreement or any other agreement contemplated by the Purchase Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

19.               Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice; and (iii) it is fully aware of the legal and binding effect of this Agreement.

20.               Construction.

(a)                For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

(e)                The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written. [_________________________] Signature:

Signature Page to Support Agreement

EXECUTED as of the date first above written.

OUTLOOK THERAPEUTICS, INC. By: Name: Title:

Signature Page to Support Agreement

SCHEDULE 1

Name and Address of Stockholder	Shares of Common Stock